AGREEMENT OF SALE


THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the __ day of May, 1995, by and between CHURCHILL FORGE, INC., a Massachusetts corporation ("Purchaser"), and DRAYTON INVESTORS, an Illinois limited partnership ("Seller").

                              W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Six Million Two Hundred Fifty Thousand and No/100 Dollars ($6,250,000.00) (the "Purchase Price"), that certain property commonly known as the Drayton Quarter Apartments, Charleston, South Carolina legally described and depicted on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the "Initial Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     2.2. On or before the closing of the transaction set forth in that certain Agreement of Sale between Sedgefield Associates and Purchaser, its successors or assigns ("Affiliate of Purchaser"), dated May __, 1995 providing for the purchase and sale of the Sedgefield Apartments, Charleston, South Carolina (the "Sedgefield Agreement"), the additional sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the "Additional Earnest Money", the Additional Earnest Money and the Initial Earnest Money are hereinafter sometimes referred to collectively as the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement; and

     2.3. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Lawyer's Title Insurance Company, (hereinafter referred to as "Title Insurer") dated February 3, 1995 for the Property as modified by endorsement dated March 9, 1995 (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes, association assessment, special district taxes and related charges, if any, not yet due and payable; (c) matters shown on the "Survey" (hereinafter defined); (d) matters caused by the actions of Purchaser; and (e) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 2 through 10 inclusive, to the extent that same effect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On or before the Closing Date, purchaser shall notify Seller in writing whether Purchaser desires to receive a "Title Policy" (as hereinafter defined) at "Closing" (as hereinafter defined). If Purchaser elects to receive a Title Policy, on the Closing Date Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Notwithstanding whether Purchaser elects to receive a Title Policy in accordance with this Paragraph 3.1, Seller shall give Purchaser a credit against the Purchase Price in the amount of one-half (1/2) of the costs of the Title Commitment and Title Policy and Purchaser shall be responsible for all costs in connection thereof including, the cost of any endorsements to, or extended coverage on, the Title Policy.

     3.2. Purchaser has received a survey of the Property prepared by C. Roger Jennings Surveyor dated March 28, 1995 (the "Survey"). Purchaser hereby acknowledges that all matters disclosed by the Survey are acceptable to Purchaser. Purchaser and Seller shall each pay for one-half of the costs of updating the Survey to add a certification to Purchaser in a form reasonably acceptable to Purchaser.

4.   PAYMENT OF CLOSING COSTS.

     4.1. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser and Seller shall each pay for one-half of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction.

5.   CONDITION OF TITLE.

     5.1. If, prior to Closing, a date-down to the Title Commitment discloses an Unpermitted Exception (other than the current financing secured by the Property described in the Title Commitment as Schedule B, Section 1, Items (d),
(e) and (f) which will be satisfied at Closing, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. If Seller's expense to bond over, cure and/or remove any Unpermitted Exceptions from the Title Commitment will, in the aggregate, exceed $25,000, Seller shall notify Purchaser in writing within ten (10) days of receiving knowledge of such Unpermitted Exceptions, whether Seller intends to seek to bond over, cure and/or remove such Unpermitted Exceptions from the Title Commitment. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence then this Agreement shall terminate unless Purchaser gives Seller written notice within five (5) days after the expiration of said thirty (30) day period that Purchaser waives such Unpermitted Exceptions. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed ("Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions of Section 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of an insured damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible . Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith) or an uninsured casualty, then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph 7.1. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible. Seller covenants to keep in place full replacement cost casualty insurance on the Property from the date hereof through the Closing.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impairs the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease, except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph 7; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on the date hereto and ending at 5:00 p.m. Chicago time on May 12, 1995 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1994 operating statements and year-to-date 1995 operating statements (to the extent available).

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion. Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not given by Purchaser pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection
Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1.

     7.2. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspections and investigations of the Property, and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of toxic waste and/or any hazardous materials or substances, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller, relating directly or indirectly to the existence of asbestos or hazardous materials or substances on, or environmental conditions of, the Property, whether known or unknown. As used herein, the term "hazardous materials or substances" means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601. et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulator or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

8. CLOSING. The closing of this transaction (the "Closing") shall be on July 31, 1995 (the "Closing Date"), at the office of Title Insurer, Charleston, South Carolina at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in South Carolina, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto. Notwithstanding anything contained herein to the contrary, Purchaser may extend the Closing Date to August 31, 1995 by providing Seller written notice of such extension and concurrently depositing an additional One Hundred Thousand and No/100 Dollars ($100,000) of earnest money in escrow in accordance with the Escrow Agreement (the "Extension Money", which to the extent deposited shall be included in the definition of Earnest Money) on or before July 21, 1995.

9.   CLOSING DOCUMENTS.

     9.1. On the Closing Date, Seller and Purchaser shall execute and deliver a joint closing statement. In addition, Purchaser shall deliver the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4. and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

     9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

     9.2.2. a quit claim bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

     9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G);

     9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit H);

     9.2.5. non-foreign affidavit (in the form of Exhibit I attached hereto);

     9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession;

     9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

     9.2.8.  possession of the Property to Purchaser;

     9.2.9.  evidence of the termination of the management agreement;

     9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit J); and

     9.2.11.  an updated rent roll.

10.  DEFAULT BY PURCHASER.

     10.1. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, A DEFAULT AS SET FORTH IN PARAGRAPH 10.2 BELOW), SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     10.2. PURCHASER AND SELLER AGREE THAT ANY DEFAULT OF PURCHASER OR AN AFFILIATE OF PURCHASER UNDER THE TERMS OF THE SEDGEFIELD AGREEMENT SHALL BE DEEMED A DEFAULT OF PURCHASER UNDER THIS AGREEMENT. PURCHASER AND SELLER AGREE THAT ANY DEFAULT OF AN AFFILIATE OF SELLER UNDER THE TERMS OF THE SEDGEFIELD AGREEMENT SHALL BE DEEMED A DEFAULT OF SELLER UNDER THIS AGREEMENT. IF THE TRANSACTION SET FORTH IN THE SEDGEFIELD AGREEMENT DOES NOT CLOSE, PURCHASER SHALL NOT BE ENTITLED TO ANY RIGHTS OF SETOFF UNDER THIS AGREEMENT IN CONNECTION WITH ANY LIABILITY ARISING UNDER THE SEDGEFIELD AGREEMENT.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT (INCLUDING, WITHOUT LIMITATION, A DEFAULT AS SET FORTH IN PARAGRAPH
10.2 ABOVE), PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $25,000 IN THE AGGREGATE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (i) SELLER'S REFUSAL TO DELIVER THE CLOSING DOCUMENTS DESCRIBED IN PARAGRAPH
9.2 ABOVE, (ii) SELLER'S FAILURE TO EXPEND UP TO $25,000, IF SELLER IS ABLE TO BOND OVER, CURE OR REMOVE AN UNPERMITTED EXCEPTION AT A COST NOT TO EXCEED $25,000, (iii) SELLER'S FAILURE TO ASSIGN AND TRANSFER SELLER'S RIGHT, TITLE AND INTEREST IN AND TO ALL INSURANCE PROCEEDS PAID OR PAYABLE TO SELLER AND PAY TO PURCHASER AT CLOSING THE AMOUNT OF SELLER'S INSURANCE DEDUCTIBLE, IF SO REQUIRED PURSUANT TO THE TERMS OF PARAGRAPH 6.1 ABOVE, (iv) SELLER'S FAILURE TO ASSIGN TO PURCHASER ALL OF SELLER'S RIGHT TITLE AND INTEREST IN AND TO ANY AWARD MADE IN CONNECTION WITH A CONDEMNATION OR EMINENT DOMAIN PROCEEDING, IF SO REQUIRED PURSUANT TO PARAGRAPH 6.2.2 AND 6.3 ABOVE, OR (v) SELLER'S FAILURE TO PRORATE THE ITEMS SET FORTH IN PARAGRAPH 12.1 BELOW, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents, but including prepaid rents); security deposits which are refundable under the leases regardless of the effect of Seller's bankruptcy or any foreclosure may have on such security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; operating expenses; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 p.m. on the later of the Closing Date or the actual date of the closing of this transaction ("Proration Date"), and credited to the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph 12.2 below.

     12.2. All basic rent paid following the Closing Date by any tenant of the Property who is indebted under a lease for any period prior to and including the Closing Date shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay to Seller an amount equal to the amount such Post-Closing Receipt exceeds the amount currently due by the tenant paying such Post-Closing Receipt under its lease. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder provided, however, that Purchaser shall not be required to instigate litigation to collect Post-Closing Receipts. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and the cost of performing Seller's audit. Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding anything contained herein to the contrary, Purchaser shall have the right to assign its interest in this Agreement without the prior written consent of Seller to an entity in which Purchaser, Frank Resnek and Gerald Rosen, either together, or individually, own(s) a controlling interest and such assignee assumes all of Purchaser's obligations under this Agreement without releasing Purchaser of any of its liability hereunder.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Atlantic International ("Atlantic") (to be paid by Purchaser). Purchaser's commission to Atlantic shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Atlantic. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

     16.1. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Phillip Schechter (hereinafter "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall not survive Closing: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property other than as disclosed on Exhibit K hereto (the "Disclosed Litigation"); (ii) Seller has the power to execute this Agreement and consummate the transactions contemplated herein; and (iii) the rent rolls which Seller has submitted to the Purchaser and updated as of the Closing Date are accurate.

     16.3. Seller covenants that as of the Closing Date, all apartments at the Property which have been vacant for more than fourteen (14) days immediately preceding the Closing Date ("14-Day Apartments") shall be cleaned and painted after the date such apartment has been vacated. Purchaser shall receive as its sole and exclusive remedy under this Paragraph 16.3, a credit against the Purchase Price of One hundred Fifty and No/100 Dollars ($150.00) for each 14-day Apartment which has not been painted and cleaned since such apartment has been vacated.

17. LIMITATION OF LIABILITY. Neither Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

18.  SEDGEFIELD CONDITION.

If an Affiliate of Seller or an Affiliate of Purchaser terminates the Sedgefield Agreement for any reason other than the default of the other party thereunder, than either Purchaser or Seller shall have the option to terminate this Agreement by giving written notice to the other party within five (5) business days of the termination of the Sedgefield Agreement. If Purchaser or Seller terminate this Agreement in accordance with the immediately preceding sentence, the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for the indemnities set forth in this Paragraph 7.1 of this Agreement.

19.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

20. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered, facsimile delivered or given or made by overnight courier such as Federal Express or made by United States registered or certified mail addressed as follows:

     TO SELLER:          c/o The Balcor Company
                         Bannockburn Lake Office Complex
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  Ilona Adams

     with copies to:     The Balcor Company
                         Bannockburn Lake Office Complex
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attention:  Alan Lieberman
                         (708) 677-2900
                         (708) 982-4027 (FAX)

     and to:             Katten Muchin & Zavis
                         525 West Monroe Street
                         Suite 1600
                         Chicago, Illinois  60661-3693
                         Attention:  Daniel J. Perlman, Esq.
                         (312) 902-5532
                         (312) 902-1061 (FAX)

     TO PURCHASER:       Churchill Forge Properties
                         57 Wells Avenue
                         Newton, Massachusetts  02159
                         Attention:  Frank Resnek
                         (800) 843-4310
                         (617) 244-7112 (FAX)

     and one copy to:    Graves, Dougherty, Hearon & Moody
                         515 Congress Avenue
                         Suite 2300
                         P.O. Box 98
                         Austin, Texas 78701
                         Attention:  Rick Triplett
                         (512) 480-5600
                         (512) 478-1976 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, on the same day if sent by facsimile transmission prior to 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

21.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

22. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the South Carolina, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

24. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

26. SERVICE CONTRACTS. Attached hereto as Exhibit L is a list of service contracts affecting the Property. Seller shall assign the service contracts to Purchaser at Closing, and Purchaser shall assume responsibility and obligations under the service contracts. Seller agrees not to enter into any other service contracts affecting the Property. Seller agrees to terminate any and all management agreements affecting the Property as of the Closing Date.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                              PURCHASER:

                              CHURCHILL FORGE, a Massachusetts corporation

                              By:  /s/Frank M. Resnek
                                   ---------------------------------------
                              Its: President


                              SELLER:

                              DRAYTON INVESTORS, an Illinois limited
                              partnership

                              By:  Balcor Partners-XV, an Illinois general
                                   partnership, its general partner

                                   By:  RGF-Balcor Associates-II, an Illinois
                                        general partnership, a general partner

                                        By:  The Balcor Company, a Delaware
                                             corporation, a general partner

                                             By: /s/Phillip Schechter
                                                 ------------------------------
                                             Its: Authorized Agent

                                 BROKER JOINDER


Cody Jones of Atlantic International ("Purchaser's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Purchaser as a result of the transaction described in this Agreement is $___________. Purchaser's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Purchaser's Broker agrees to deliver a receipt to the Purchaser at the Closing for the fee or commission due Purchaser's Broker and a release stating that no other fees or commissions are due to it from Purchaser.

                              ATLANTIC INTERNATIONAL


                              By:
                              Its:

                                    Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Assignment and Assumption of Leases and Security Deposits

I    -    Non-Foreign Affidavit

J    -    Notice to Tenants

K    -    Disclosed Litigation

L    -    Service Contracts